CONFORMED COPY


                            STOCK OPTION AGREEMENT

               STOCK OPTION AGREEMENT dated as of June 22, 1997 between Tandem Computers Incorporated, a Delaware corporation (the "Company"), and Compaq Computer Corporation, a Delaware corporation (the "Grantee").

                                    W I T N E S S E T H :

               WHEREAS, Company and Grantee are simultaneously with the execution and delivery of this Agreement entering into a Merger Agreement (the "Merger Agreement") pursuant to which, among other things, Company will, upon the terms and subject to the conditions stated therein, merge with a subsidiary of Grantee; and

               WHEREAS, in order to induce Grantee to enter into the Merger Agreement, Company has agreed to grant to Grantee the Stock Option (as hereinafter defined), upon the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

               1. Grant of Stock Option. Company hereby grants to Grantee an irrevocable option (the "Stock Option") to purchase for $22.44 per share
(the "Exercise Price") in cash up to 17,400,000 shares (the "Shares") of its common stock, $.025 par value (the "Common Stock").

               2. Exercise of Stock Option. (a) Grantee may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Trigger Event and prior to the Termination Date. "Trigger Event" means the occurrence of an event that will entitle Parent to receive the payment contemplated by
Section 10.04(b) of the Merger Agreement. "Termination Date" means the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement); (ii) the date 18 months after the first occurrence of a Trigger Event; (iii) five years from the date hereof; or (iv) the termination of the Merger Agreement if, but only if, the Merger Agreement is terminated for reasons that are not directly or indirectly related to
(x) the commencement of, or any person's direct or indirect indication of interest inmaking, an Acquisition Proposal (as defined in the Merger Agreement) or (y) the breach of any provision of Section 5.02(a) or 5.03 thereof. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase shares of Common Stock pursuant to any exercise of the Stock Option if Grantee exercised the Stock Option prior to the occurrence of the Termination Date.

               (b) Grantee may purchase Shares pursuant to the Stock Option only if both of the following conditions are satisfied: no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated at or prior to such time.

               (c) If Grantee wishes to exercise the Stock Option, it shall do so by giving Company written notice to such effect, specifying the number of Shares to be purchased and a place and closing date not earlier than one business day nor later than 10 business days from the date of the notice. If the closing cannot be consummated on such date because any condition to the purchase of Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Grantee may specify) after satisfaction of all such conditions and the cessation of all such restrictions.

               (d) At any closing, (i) Grantee shall make payment to Company of the aggregate purchase price for the Shares to be purchased by delivery to Company of a certified, cashier's or bank check payable to the order of Company or otherwise as mutually agreed and (ii) Company shall deliver to Grantee a certificate representing the purchased Shares, registered in the name of Grantee or its designee.

               3. Representations and Warranties of Company. Company hereby represents and warrants to Grantee as follows:

               (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Company of this Agreement and the consummation of
the transactions contemplated hereby   are within Company's corporate powers,
have been duly authorized by all necessary corporate action,   require no
action by or in respect of, or filing with, any governmental body, agency,
official, except for any filings required to be made under the HSR Act,   do
not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Company or of any judgment, injunction, order or decree binding upon Company or any of its
subsidiaries and   will not require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or allow the acceleration of the performance of, any material obligation of Company or any of its subsidiaries under, or result in the creation of a lien, charge or encumbrance upon, any of the properties, assets or business of Company or any of its subsidiaries under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their respective assets or properties is subject or bound. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding agreement of Company.

               (b) Except for any filings required to be made under the HSR Act, Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares upon the exercise of the Stock Option terminates, will have reserved for issuance, upon any exercise of the Stock Option, the number of Shares subject to the Stock Option (less the number of Shares previously issued upon any partial exercise of the Stock Option). All of the Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interest. Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of Company has taken all necessary action to render the Company's Rights Plan inapplicable to the exercise of the Stock Option.

               (c) The representations and warranties of Company contained in the Merger Agreement are true and correct.

               4. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Company that any Shares acquired upon exercise of the Stock Option will not be sold or otherwise disposed of by Grantee except in compliance with the Securities Act of 1933, as amended (the "Securities Act").

               5.  Adjustment Upon Changes in Capitalization or
Merger. (a) In the event of any change in Company's capital stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Stock Option, and the Exercise Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Stock Option had been exercised immediately prior to such event or the record date therefor, as applicable. Without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section), the number of shares of Common Stock subject to the Stock Option will be adjusted so that, after such issuance, it equals 15% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Stock Option.

               (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Company enters into an agreement to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Company will not be the continuing or surviving corporation in such consolidation or merger, to permit any person, other than Grantee or one of its subsidiaries, to merge into Company and Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Stock Option had been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable and make any other necessary adjustments.

               6. Further Assurances; Remedies. (a) Company agrees to execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as Grantee may reasonably request in order to ensure that Grantee receives the full benefits of this Agreement. Prior to the Termination Date, Company will refrain from taking any action which would have the effect of preventing or disabling Company from delivering the Shares to Grantee upon any exercise of the Stock Option, or from otherwise performing its obligations under this Agreement.

               (b) The parties agree that Grantee would be irreparably damaged if for any reason Company failed to issue any of the Shares (or other securities or property deliverable pursuant to Section 5) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Grantee would not have an adequate remedy at law for money damages in such event. Accordingly, Grantee shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Company. This provision is without prejudice to any other rights that Grantee may have against Company for any failure to perform its obligations under this Agreement.

               (c) The Board of Directors of Company shall take such further action as is requested by Grantee to render the Rights Plan inapplicable to the exercise of the Stock Option.

               7. HSR Filing; Listing of Shares; Notification of Record Dates.
(a) Promptly after the date hereof, and from time to time thereafter if necessary, Grantee and Company shall each file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the purchase of the Shares pursuant hereto. Company agrees to use its reasonable best efforts to assist Grantee in satisfying the condition described in Section 2(b)(ii).

               (b) Promptly after the date hereof, and from time to time thereafter if necessary, Company will apply to list all of the Shares subject to the Stock Option on the New York Stock Exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

               (c) Company shall give Grantee at least 10 days' prior written notice before setting the record date for determining the holders of record of shares of Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to shares of Common Stock.

               8. Registration of the Shares. (a) If Grantee requests Company in writing to register under the Securities Act any of the Shares purchased by Grantee hereunder, Company will use its best efforts to cause the offering of the Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Grantee of the Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Grantee's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Shares by Grantee in the manner specified by Grantee in its request. Company shall not be obligated to make effective more than three registration statements pursuant to the foregoing sentence.

              (b) Company shall notify Grantee in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8) with respect to any Common Stock. If Grantee wishes to have any portion of its Shares included in such registration statement, it shall advise Company in writing to that effect within two business days following receipt of such notice, and Company will thereupon include the number of Shares indicated by Grantee under such Registration Statement.

              (c)  Any registration statement prepared and filed under this
Section 8 and any sale covered thereby, will be at Company's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. In connection with any registration pursuant to this Section 8, Company and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

              9. Miscellaneous. (a) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

              (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person or by cable, telegram or telex (with copies by registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

              To Grantee:

              J. David Cabello, Esq.
              Senior Vice President
              General Counsel & Secretary
              Compaq Computer Corporation
              20555 SH 249
              Houston, TX 77070
              Fax: 281-518-8209

              with a copy to:

              Davis Polk & Wardwell
              450 Lexington Avenue
              New York, New York 10017
              Fax: (212) 450-4800
              Attention: Christopher Mayer

              To Company:

              Roel Pieper
              Chief Executive Officer
              Tandem Computers Incorporated
              19333 Vallco Parkway
              Cupertino, CA 95014-2599

              and

              Josephine T. Parry
              Vice President, General Counsel
               & Secretary
              10435 N. Tantau Avenue, LOC 200-16
              Cupertino, CA
              Fax: 408-285-4677

              with a copy to:

              Morrison & Foerster LLP
              755 Page Mill Road
              Palo Alto, California 94304
              Fax: (415) 494-0792
              Attention: William D. Sherman

              Morrison & Foerster LLP
              1290 Avenue of the Americas
              New York, New York 10104
              Fax: (212) 468-7900
              Attention: Joseph W. Bartlett

              or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

              (c) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

              (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

              (f) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

              (g) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Company, except by operation of law, but may be assigned by Grantee in whole or in part to any affiliate of Grantee.

              (h) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as otherwise provided herein.

              (i) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

              IN WITNESS WHEREOF, Company and Grantee have caused this Agreement to be duly executed as of the day and year first above written.

                                               TANDEM COMPUTERS
                                                 INCORPORATED


                                               By: /s/ Roel Pieper
                                                   --------------------------
                                                   Roel Pieper
                                                   Vice Chairman and
                                                      Chief Executive Officer



                                               COMPAQ COMPUTER CORPORATION


                                               By: /s/ Eckhard Pfeiffer
                                                   --------------------------
                                                   Eckhard Pfeiffer
                                                   President and Chief
                                                   Executive Officer